Exhibit 99.1

enherent Corp. Reports Third Quarter and Year to Date Results

FOR IMMEDIATE RELEASE

November 12, 2003 (Windsor, CT) - enherent Corp. (OTC BB: ENHT, www.enherent.com) (the “Company”) today reported revenues for the third quarter ending September 30, 2003 of $2.7 million compared to revenues of $4.9 million in the quarter ended September 30, 2002. Revenues for the previous quarter ended June 30, 2003 were $3.2 million. Revenues for the nine-month period ending September 30, 2003 were $9.5 million compared to $16.4 million in the nine-month period ending September 30, 2002. The Company reported a lower net loss applicable to common stock of approximately $313,000 or $(0.02) per share for the third  quarter as compared to approximately $1,027,000, or $(0.06) per share for the third  quarter of 2002. The loss for the second quarter ended June 30, 2003 was approximately $577,000 or $(.03) per share.

In addition, the Company reported cash and cash equivalents of $2.8 million as of September 30, 2003 compared to $3.1 million as of December 31, 2002.

Doug Catalano, Interim CEO of the Company who took over for Bob Merkl on October 15, 2003, noted “Although enherent is reporting a net loss applicable to common stock for the quarter, the Company’s losses have continued to decline quarter to quarter in 2003 and are down significantly from the levels of comparable periods in 2002. Similarly, the Company’s gross margins in each quarter and year to date 2003 are higher than comparable 2002 periods. I remain impressed with the outstanding quality of our services, our excellent relationships with our customers and the dedication of the enherent team. These key assets will be vital components of the strategic initiatives we will be undertaking to grow our revenues and return the company to profitability.”

About enherent

enherent Corp. (OTCBB: ENHT) is a leading provider of application development and integration solutions. Utilizing its Balanced Development Methodology(SM), enherent accelerates the design, development and delivery of discrete and seamless end-to-end solutions along the application development lifecycle. enherent addresses cross-industry business needs by focusing on the critical disciplines of project management, business requirements management and technology integration. enherent is headquartered in Windsor, Connecticut. The Company has a Solutions Center in Windsor, Connecticut and sales locations in Connecticut, Texas, Virginia, Massachusetts and the New York/New Jersey area. For more information visit www.enherent.com.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on certain assumptions and analyses made by the Company derived from its experience and perceptions. Actual results and developments may vary materially from those described because they are subject to a number of known and unknown risks and uncertainties. Such risks and uncertainties include, but are not limited to, global political factors; future demand for the Company’s services; the impact of general economic and other conditions on the discretionary spend of our existing clients and our ability to obtain new business and reduce costs of providing services; the Company’s ability to increase the amount of services rendered to existing clients and develop new clients and reduce costs of providing services; the Company’s ability to recruit and retain IT professionals; competition in the industry and the impact of competition on pricing, revenues and margins; general economic, market and business conditions; and various other factors discussed in the Company’s filings with the Securities and Exchange Commission including those set forth under Item 7 of enherent’s recent Form 10-K. The Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.

CONTACT INFORMATION:

Felicia A. Norvell

enherent Corp.

(860) 687 – 2215

enherent Corp. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except number of shares)

	September 30, 2003	December 31, 2002
	(unaudited)	(Note 1)
Assets
Current assets:
Cash and equivalents	$2,755	$3,067
Accounts receivable, net of allowance of $6 at September 30, 2003 and $57 at December 31, 2002	1,349	1,926
Prepaid expenses and other current assets	131	259
Total current assets	4,235	5,252

Fixed assets, net	205	477
Other assets	58	69

Total assets	$4,498	$5,798

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$302	$470
Accrued compensation	338	283
Accrued expenses	371	294
Current portion of capital lease obligations	5	14
Deferred revenue	43	171
Total current liabilities	1,059	1,232

Capital lease obligations, net of current portion	1	5
Deferred rent	35	58
Total liabilities	1,095	1,295

Commitments and contingencies
Series A senior participating redeemable convertible preferred stock, $0.001 par value; authorized - 10,000,000 shares; issued and outstanding - 7,000,000 shares at September 30, 2003 and December 31, 2002	5,974	5,553

Common stockholders’ equity (deficit):
Common stock, $0.001 par value; authorized - 50,000,000 shares; issued - 19,351,311 shares; outstanding - 17,502,188 shares at September 30, 2003 and December 31, 2002	19	19
Additional paid-in capital	94,422	94,411
Treasury stock, at cost - 1,849,123 shares at September 30, 2003 and December 31, 2002	(366)	(366)
Accumulated deficit	(96,646)	(95,114)
Total common stockholders’ deficit	(2,571)	(1,050)

Total liabilities and stockholders’ deficit	$4,498	$5,798

enherent Corp. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002

Revenues	$2,708	$4,944	$9,527	$16,411
Cost of revenues	2,086	3,908	7,370	12,965
Gross profit	622	1,036	2,157	3,446

Selling, general and administrative expenses	792	1,940	3,276	7,182
Loss from operations	(170)	(904)	(1,119)	(3,736)

Other income (expense):
Miscellaneous income	(1)	2	4	5
Interest expense	—	(2)	(3)	(8)
Interest income	2	5	7	30
Net loss	(169)	(899)	(1,111)	(3,709)
Preferred stock accretion and income applicable to common stockholders	(144)	(128)	(421)	147
Net loss applicable to common stockholders	$(313)	$(1,027)	$(1,532)	$(3,562)

Basic and diluted net loss per share applicable to common stockholders	$(.02)	$(.06)	$(.09)	$(.20)
Number of shares used in computing basic and diluted net loss per share (000’s omitted)	17,502	17,502	17,502	17,502